Exhibit 99.1

BADGER METER REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Milwaukee, WI, January 31, 2025 - Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Highlights

•
Total sales of $205.2 million, 13% higher than the prior year’s $182.4 million.
•
Operating profit increased 22% year-over-year, with operating profit margins expanding 150 basis points to 19.1% from 17.6%.
•
Diluted earnings per share (EPS) increased 24% to $1.04, up from $0.84 in the comparable prior year quarter.
•
Record cash flow with $52.1 million in net cash provided by operations, increasing 37% over the prior year.

Full Year 2024 Highlights

•
Record total sales of $826.6 million, 18% higher than the prior year’s $703.6 million.
•
Software sales of over $56 million, increasing approximately 30% year-over-year.
•
Operating profit margins improved 230 basis points over the prior year to 19.1%.
•
Diluted EPS increased 35% to a record $4.23, up from $3.14 in the prior year.
•
Record cash flow with $155 million in net cash provided by operations.
•
Introduced BlueEdge™, the platform brand aimed at simplifying the Badger Meter suite of scalable solutions for efficient water management.

Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer, stated, “We finished 2024 with yet another quarter of excellent results, including solid performance across a variety of operating metrics with continued strong sales growth, expanding operating profit margins, robust EPS growth and record cash flow from operations. We utilized our strong balance sheet and cash flows to expand on the breadth of our BlueEdge suite of solutions, adding real-time monitoring of water collection systems with the acquisition of SmartCover® Systems (SmartCover) which we announced today. Lastly, I’m grateful for the hard work and commitment of the entire Badger Meter team in supporting our customers and delivering on our strategic growth goals and I want to welcome the employees of SmartCover to the Badger Meter team.”

Fourth Quarter Operating Results

Utility water sales increased 14% year-over-year with solid growth across the broad suite of BlueEdge technology solutions utilized by utility customers. Most notably, we continued to see robust adoption rates for our cellular AMI offering, which included higher sales of ORION® Cellular endpoints, BEACON®Software as a Service (SaaS), and mechanical and ultrasonic metering sales year-over-year.

Sales of flow instrumentation products increased 1% year-over-year with modest growth in the water-focused end markets more than offsetting declines across the array of de-emphasized applications, globally.

Operating earnings increased a robust 22% year-over-year, with operating profit margins expanding 150 basis points to 19.1% up from 17.6% in the fourth quarter of 2023. Gross margin dollars increased 16% year-over-year, and gross margin as a percent of sales was 40.3%, an increase of 110 basis points over the comparable prior year period. The gross margin improvement reflects the continued benefits of positive structural sales mix, including strong AMI and software-related sales, as well as ongoing price/cost benefit and solid operating execution.

Selling, engineering and administration (SEA) expenses in the fourth quarter of 2024 were $43.5 million, $4.2 million higher than the comparable prior year quarter with higher headcount and personnel-related costs as well as certain transaction costs associated with the acquisition of SmartCover. SEA as a percent of sales improved 40 basis points to 21.2% from 21.6% in the comparable prior year quarter.

The tax rate for the fourth quarter of 2024 was 27.1% compared to 26.1% in the prior year comparable period. As a result of the above, combined with increased interest income year-over-year, EPS was $1.04, an increase of 24% compared to $0.84 in the comparable prior year period.

Full Year Recap and Outlook

Bockhorst continued, “I’m incredibly proud of our performance in 2024, delivering 18% year-over-year sales growth. We achieved record operating profit margins at 19.1%, with both gross profit margin expansion and SEA leverage contributing to the 230 basis point increase year-over-year. We delivered a 35% increase in EPS, and generated record cash flows in 2024. In short, our track record of differentiated performance continued. This, coupled with execution of our strategic priorities, including investments in hardware and software innovation and complementary acquisitions, demonstrates our ability to further capitalize on the robust demand environment for comprehensive and tailorable digital water management solutions.

These industry-leading solutions deliver efficiency, resiliency, and sustainability for customers to address the variety of persistent challenges facing the water industry, including the impacts from more frequent and severe flooding on municipalities. The acquisition of SmartCover, with its focus on sewer line and lift station monitoring solutions, aids customers in visualizing and optimally managing their wastewater systems. We will continue to explore opportunities for value-creating acquisitions like SmartCover, to further amplify our growth and generate enhanced returns.

As we enter 2025, the demand environment for our end-to-end smart water offerings remains resilient. We remain committed to our strategic goals, including delivering high single-digit sales growth rates over the cycle, noting the usual unevenness common in the industry, generating modest year-over-year operating profit margin expansion and achieving free cash flow conversion above 100%.”

Bockhorst concluded, “In summary, we will continue to execute on the blueprint that has driven our success, namely our relentless focus on customer outcomes, our effective delivery of innovative solutions, and our differentiated operational acumen which we believe collectively results in strong shareholder returns and the protection of the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s fourth quarter and full year 2024 results today, Friday January 31, 2025 at 10:00 AM Central/11:00 AM Eastern time. The webcast and related presentation can be accessed via the Investor section of the Company’s website. Individuals wishing to participate in the call should use this online registration link: https://www.netroadshow.com/events/login?show=a5367bfa&confId=76111.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter provides comprehensive water management solutions through its BlueEdge™ suite. This tailorable portfolio of smart measurement hardware, reliable communications, data visualization and analytics software and ongoing support and industry expertise give customers the edge in optimizing their operations and contributing to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$205,182	$182,440	$826,558	$703,592

Cost of sales	122,422	110,975	497,374	427,154

Gross margin	82,760	71,465	329,184	276,438

Selling, engineering and administration	43,537	39,386	171,248	158,389

Operating earnings	39,223	32,079	157,936	118,049

Interest income, net	(2,924)	(1,398)	(8,613)	(4,047)
Other pension and postretirement costs	12	33	49	130

Earnings before income taxes	42,135	33,444	166,500	121,966

Provision for income taxes	11,418	8,723	41,558	29,368

Net earnings	$30,717	$24,721	$124,942	$92,598

Earnings per share:

Basic	$1.05	$0.84	$4.26	$3.16

Diluted	$1.04	$0.84	$4.23	$3.14

Shares used in computation of earnings per share:

Basic	29,368,656	29,305,864	29,355,741	29,284,396

Diluted	29,559,950	29,471,418	29,533,543	29,455,557

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2024	2023
	(Unaudited)

Cash and cash equivalents	$295,305	$191,782
Receivables	84,325	83,507
Inventories	143,408	153,674
Other current assets	17,078	13,214
Total current assets	540,116	442,177

Net property, plant and equipment	74,260	73,878
Intangible assets, at cost less accumulated amortization	45,066	53,737
Other long-term assets	45,201	33,964
Goodwill	111,770	113,163
Total assets	$816,413	$716,919

Liabilities and Shareholders' Equity

Payables	$55,659	$81,807
Accrued compensation and employee benefits	34,912	29,871
Other current liabilities	27,634	20,270
Total current liabilities	118,205	131,948

Deferred income taxes	3,652	5,061
Long-term employee benefits and other	88,324	63,428
Shareholders' equity	606,232	516,482
Total liabilities and shareholders' equity	$816,413	$716,919

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$30,717	$24,721	$124,942	$92,598

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,773	2,837	11,103	10,937
Amortization	5,295	4,353	21,082	17,173
Deferred income taxes	(11,074)	(9,249)	(11,074)	(9,650)
Noncurrent employee benefits	(141)	(64)	(153)	(338)
Stock-based compensation expense	1,587	1,225	6,182	5,188
Changes in:
Receivables	8,370	5,504	(1,444)	(6,351)
Inventories	13,687	(4,839)	10,320	(32,467)
Payables	(6,919)	(3,776)	(12,161)	8,506
Prepaid expenses and other assets	(7,540)	267	(15,312)	(7,012)
Other liabilities	15,312	16,966	21,549	31,533
Total adjustments	21,350	13,224	30,092	17,519
Net cash provided by operations	52,067	37,945	155,034	110,117

Investing activities:
Property, plant and equipment expenditures	(4,669)	(2,054)	(12,818)	(12,003)
Acquisitions, net of cash acquired	-	-	(3,000)	(17,127)
Net cash used for investing activities	(4,669)	(2,054)	(15,818)	(29,130)

Financing activities:
Dividends paid	(9,985)	(7,918)	(35,847)	(29,052)
Proceeds from exercise of stock options	-	-	751	967
Net cash used for financing activities	(9,985)	(7,918)	(35,096)	(28,085)
Effect of foreign exchange rates on cash	(1,063)	899	(597)	828

Increase in cash and cash equivalents	36,350	28,872	103,523	53,730
Cash and cash equivalents - beginning of period	258,955	162,910	191,782	138,052

Cash and cash equivalents - end of period	$295,305	$191,782	$295,305	$191,782